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Access and SpePharm Announce Licensing of MuGard™ for Europe

- SpePharm Will Market MuGard in Europe for the Treatment of Oral Mucositis -

Dallas, Texas, USA / Amsterdam, The Netherlands, August 27, 2007. Access Pharmaceuticals, Inc. (OTC BB: ACCP) and SpePharm Holding, B.V. today announced the signing of a definitive licensing agreement under which SpePharm will market Access’s product MuGard™ in Europe.

MuGard™ is Access’ proprietary product for the management of oral mucositis, a debilitating side effect of many anticancer treatments. MuGard has received marketing allowance in the United States from the Food and Drug Administration under a 510(k) procedure.

SpePharm will be responsible for marketing MuGard throughout the European Union plus Switzerland and Norway, as well as for manufacturing and for obtaining the necessary regulatory approvals for the product in the territory.

“We are very excited about the opportunity to commercialize MuGard in Europe,” said Jean-François Labbé, CEO of SpePharm. “We believe MuGard has the potential to address an area of significant unmet medical need in supportive care of cancer patients. Moreover, MuGard is an excellent complement to our existing product, Loramyc, and strengthens our strategic focus in this important therapeutic area. We anticipate launching MuGard during 2008 and expect to have a dedicated sales force of 50-60 representatives across Europe promoting both MuGard and Loramyc.”

“SpePharm is an ideal partner for us in Europe,” added Stephen R. Seiler, President and CEO of Access. “We are excited about the focus SpePharm will bring to MuGard and the tremendous fit with Loramyc. Jean-François and his team bring a wealth of experience and professionalism which we believe will benefit the development and marketing of MuGard.”

In connection with the exclusive Licensing Agreement, SpePharm will pay Access an upfront fee and substantial double-digit royalties on net sales.

About MuGard™:
MuGard is a ready-to-use mucoadhesive oral wound rinse. The mucoadhesive formulation forms a protective coating over the oral mucosa when washed around the mouth. In a retrospective comparison of cancer patients receiving standard mucositis care with those patients receiving

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MuGard, the incidence and severity of mucositis was significantly lower in the MuGard treated group.

Up to 40% of all patients receiving chemotherapy and/or radiation therapy develop moderate to severe mucositis, and almost all patients receiving radiotherapy for head and neck cancer and those undergoing stem cell transplantation develop mucositis. Updated clinical practice guidelines for the prevention and treatment of mucositis recommend the use of a preventive oral care regimen as part of routine supportive care along with a therapeutic oral care regimen if mucositis develops. The market for the treatment of oral mucositis is estimated to be in excess of $1 billion world-wide.

About SpePharm Holding, BV:
SpePharm Holding, B.V. is a Dutch company with its registered office in Amsterdam, and an operational base in Paris, France. SpePharm is an emerging pan-European specialty pharmaceutical company focused on acquiring, registering and marketing high medical value specialty medicines essentially for the hospital and specialty markets. Particularly areas of therapeutic interest are in oncology, haematology, critical & supportive care and endocrinology. SpePharm aims to be the preferred partner for pharmaceutical and biotechnology companies, especially those from outside of Europe, seeking to maximize product and commercial opportunities within Europe.

SpePharm was founded in September 2006 by Jean-François Labbé together with leading life science investment firms TVM Capital and Signet Healthcare Partners (part of the Sanders Morris Harris Group). Jean-François Labbé is a former top executive at Hoechst Marion Roussel and Parke Davis with over 30 years of experience in international pharmaceutical management. SpePharm, through its founding management team, has a proven track record of successful development, registration, and/or commercialization of quality therapeutic products in supportive care, oncology & hematology, and orphan diseases. For more information about SpePharm, please visit the web site at www.spepharm.com

About Access:
Access Pharmaceuticals, Inc. is an emerging biopharmaceutical company that develops and commercializes propriety products for the treatment and supportive care of cancer patients.  Access' products include ProLindac™, currently in Phase II clinical testing of patients with ovarian cancer and MuGard™ for the management of patients with mucositis. The company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery. For additional information on Access Pharmaceuticals, please visit their website at www.accesspharma.com

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to: Access’ plans to initiate clinical trials, the value of our products in the market (including MuGard and the size of the overall market for mucositis products), our ability to achieve clinical and commercial success, our ability to successfully develop marketed products and the ability to obtain or meet the closing conditions in the merger agreement with Somanta Pharmaceuticals, Inc. and applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner. These statements are subject to numerous risks, including but not limited Access’ need to obtain additional financing and to the risks detailed in Access’ and Annual Report on Form 10-KSB and other reports filed by Access with the Securities and Exchange Commission. For more information on Access and this transaction please see Access’s Securities and Exchange Commission filings at http://www.sec.gov/Archives/edgar/data/318306/000031830607000050/r8k-230.htm.

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Media contacts:

SpePharm Holding, BV Jean-François LABBE Managing Director Tel: +33 (0) 1 56 60 52 46 jean-francois.labbe@spepharm.com	Northbank Communications Douglas Pretsell, Account Director, Munich Bureau Chief Tel: +49 (0)89 57 00 18 06 d.pretsell@northbankcommunications.com
Access Pharmaceuticals, Inc. Stephen B. Thompson Vice President, Chief Financial Officer (214) 905-5100 stephen.thompson@accesspharma.com	Wolfe Axelrod Weinberger LLC Donald C. Weinberger/Alisa Steinberg (media) (212) 370-4500 don@wolfeaxelrod.com CEOcast, Inc. Andrew Hellman (212) 732-4300 ahellman@ceocast.com

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